UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 14, 2008

Date of Report (Date of earliest event reported)

MPC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

906 East Karcher Road, Nampa, ID 83687

(Address of principal executive offices)

(208) 893-3434

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Manufacturing Services Agreement

On April 14, 2008, we entered into a Manufacturing Services Agreement (the “MSA”) with Flextronics Computing Mauritius Limited (“Flextronics Computing”). Under the MSA, Flextronics Computing will perform procurement, supply chain management, manufacturing, assembly and testing for us at its manufacturing facility in Juarez, Mexico. Transition of operations from our Nashville, Tennessee manufacturing facilities to Juarez is expected to be completed by December 31, 2008. The term of the MSA is five years, subject to certain earlier termination provisions either at the convenience of the parties or for certain non-performance criteria.

The MSA contains a provision relating to certain cost reduction targets during the first twelve months following August 31, 2008. If the cost reduction targets are not achieved, our sole remedy is to terminate the MSA if Flextronics Computing fails to cure the default.

After the first twelve months of the MSA, Flextronics Computing agrees to continue to seek to reduce cost of manufacturing products by methods such as elimination of materials, material price reductions, redefinition of specifications and re-design of assembly or test methods. We will continue to evaluate additional means of reducing costs and improving productivity in connection with our operations and under the MSA with Flextronics Computing. There is no guaranty, however, that any such cost savings will be achieved.

We are responsible for applicable facility closure and related costs. It is presently anticipated that approximately 145 personnel from the Nashville facility will be terminated.

Flextronics Computing’s fees for its services will be as agreed by the parties and will be indicated on the purchase orders issued by us and accepted by Flextronics Computing. We are responsible for additional fees and costs due to (a) changes in specifications, (b) failure by us or our subcontractors to timely provide reasonable quantities of production materials designated to be provided by us, and (c) any pre-approved expediting charges reasonably necessary because of a change in our requirements. The fees may be reviewed and changed from time to time as agreed by the parties.

Under the MSA, we are obligated to pay Flextronics Computing’s invoices within 30 days of the date of invoice and interest will accrue on late payments. If we are late with payments, or Flextronics Computing has reasonable cause to believe we may not be able to pay, Flextronics Computing may (a) stop all work under the MSA until assurances of payment satisfactory to Flextronics Computing are received or payment is received; (b) demand prepayment for purchase orders; (c) delay shipments; and (d) to the extent that Flextronics Computing personnel cannot be reassigned to other billable work during such stoppage and/or in the event restart cost are incurred, invoice us for additional fees before the work can resume. Flextronics Computing has provided an initial line of credit of $20,000,000 and agrees to extend this line to $25,000,000 once we show evidence that we have obtained credit risk insurance or a letter of credit in the amount of $5,000,000 in favor of Flextronics Computing. (The line of credit from Flextronics Computing replaces, and is not in addition to, the line of credit from Flextronics Computing Sales and Marketing Ltd. described in our Form 8-K filed December 6, 2007). These payments and credit line terms are subject to periodic review.

On a one-time basis, Flextronics Computing will purchase certain materials and inventory in Nashville as stated in the MSA. If Flextronics Computing does not use the materials and inventory within a 12 month period, we must buy back the materials. In addition, a division of Flextronics also agreed to acquire certain of our manufacturing equipment for a cash payment of $1 million.

Flextronics Computing is authorized to procure components in connection with its services based on accepted purchase orders and upon our forecasts. Cancellation fees may apply to changes in procurement requirements. Additionally, we may be required to pay inventory carry fees on certain excess inventory and to repurchase inventory that is on hand more than timeframes specified in the MSA.

RISK FACTORS RELATED TO FLEXTRONICS TRANSACTION

Investing in our securities involves a high degree of risk. Set forth below are certain risks related to the transactions with Flextronics Computing described in this Form 8-K. You should carefully consider the following risk factors, and other risk factors included in our Form 10-K filed with the Securities and Exchange Commission on April 14, 2008. Additional risks and uncertainties that we do not presently know about, or have not yet identified, may also adversely affect our business. Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment by the occurrence of any of the following risks, or by unforeseen risks not listed below.

The cost savings associated with the outsourcing initiative may not be realized.

We anticipate that the outsourcing of manufacturing operations to Flextronics Computing will result in savings in manufacturing and materials procurement costs. However, such cost savings are not guaranteed, and it is possible that we will not achieve savings or that the savings will be less than presently anticipated. Furthermore, any savings in manufacturing and materials procurement costs could be offset, in whole or part, by factory closure and related costs. Our business plans are substantially dependent on achieving the anticipated savings, and the failure to achieve such savings would have a material adverse impact on our business.

We will be dependent on Flextronics Computing to perform a significant portion of our manufacturing.

Flextronics Computing will perform a substantial portion of the manufacturing operations previously performed by us. The outsourcing of manufacturing operations to Flextronics Computing involves a number of risks. For example, we could be impacted by any delays in production associated with Flextronics Computing’s Juarez, Mexico facility. It is possible that that we will experience quality issues at a higher rate than we have experienced in the past. Our ability to timely deliver product could be impacted by shipping issues to or from the Flextronics Computing facility.

If we experience difficulties with Flextronics Computing, we face significant challenges to return to manufacturing our own products and we may not be able to find an alternative outsource partner.

We expect that part of the anticipated cost savings provided by the MSA will be the result of closing current manufacturing capacity. As a result, we may face significant challenges to return to manufacturing our own products if we experience difficulties with Flextronics Computing. Additionally, we do not have contracts with other potential outsource partners and, if required, we may not be able to find alternative outsource partners on terms acceptable to us or at all.

We will be substantially dependent on Flextronics Computing’s willingness to continue to extend credit terms at levels sufficient to support our business.

It is anticipated that Flextronics Computing will acquire, on our behalf, a substantial portion of the components necessary to produce our products. Flextronics Computing has agreed to provide to us a line of credit in connection with such procurement activity. However, the line of credit will be reviewed on a monthly basis and is subject to change. If the Flextronics Computing line of credit were reduced, it could have a substantial impact our business.

We may experience unexpected difficulties transitioning manufacturing operations to the Flextronics Computing facility.

In connection with transitioning manufacturing operations to the Flextronics Computing facility, we may experience difficulties with information technology and manufacturing systems. Such difficulties could lead to delays in shipments. Flextronics Computing will need to train its workforce concerning the manufacture of our products, and we may experience transitional delays or other issues until the workforce is fully trained.

Flextronics Computing will acquire components for our products based on forecasts provided by us, and if our forecasts are incorrect, we may be required to repurchase the components.

Under the MSA, we are required to provide Flextronics Computing with forecasts and, based on the forecasts, Flextronics Computing will acquire components. If Flextronics Computing is holding inventory for us for which there is not adequate demand, we may be required to repurchase inventory. Additionally, we may be required to pay inventory carry fees on inventory in excess of demand and to repurchase inventory that is on hand for timeframes specified in the MSA. If our forecasts are incorrect, these repurchase requirements and charges could materially impact our cash flows.

Customer response to our outsourcing initiative is uncertain.

Customer response to our outsourcing initiative is uncertain. A number of significant competitors in the computer industry have outsourced all or a significant portion of their manufacturing operations. However, it is possible that some customers, including US government customers, may prefer product directly produced by the vendor or product that is produced in the U.S.

Item 2.02	Results of Operations and Financial Condition

On April 14, 2008, we released a press release reporting our financial results for the year ended December 31, 2007. A copy of the press release is attached as Exhibit 99.1.

Item 8.01	Other Events
See Item 2.02

Item 9.01	Financial Statements and Exhibits
(c) Exhibits
99.1	Press release reporting the financial results for the year ended
December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPC CORPORATION

Date: April 18, 2008	By: /s/ Curtis Akey Curtis Akey Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release reporting the financial results for the year ended December 31, 2007.